                                 EXHIBIT 5.1

                               JANUARY 26, 1998

Arbor Drugs, lnc.
3331 West Big Beaver
Troy, Michigan 48084

Ladies and Gentlemen:

     We have represented Arbor Drugs, Inc., a Michigan corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement"), for registration under the Securities Act of 1933, as amended (the "Securities Act"), of (i) a maximum of 750,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issued or to be issued pursuant to the Arbor Drugs , Inc. Employee Stock Purchase Plan (the "Plan") and (ii) an indeterminate amount of interests in the Plan.

     Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that the Common Stock to be offered by the Company under the Plan and the interests in the Plan to be offered by the Company pursuant to the Registration Statement have been duly authorized and, when issued and sold by the Company in accordance with the Plan, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

                                Very truly yours,

                                /S/ Honigman Miller Schwartz and Cohn

                                HONIGMAN MILLER SCHWARTZ AND COHN